EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the "**Agreement**") dated Oct. 27th, 2009 by and between Niusule Biotech Corp., a Nevada corporation (the "**Company**"), and Mr. Ping Huang , an individual (the "**Executive**").

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities and Qualifications. CFO is responsible for the finance and accounting operations of an organization, including financial reporting, and compliance with accepted finance and accounting standards and regulatory requirements.

The job duties of a CFO can include:

- Participating in the organization's strategic business and financial planning processes
- Setting financial goals in support of business operations and strategic directions
- Planning and managing the finances of the entire organization
- Managing securities and cash portfolios, other liquid assets, and debt
- Obtaining financing for major initiatives or acquisitions
- Providing financial due-diligence for any merger and acquisition activities
- Managing people
- Managing important vendor relationships
- Managing business and financial operations
- Researching and staying abreast of the latest regulatory trends
- Researching and staying abreast of the latest financial accounting reporting trends
- Monitoring financial processes, policies, systems and personnel
- Assuring compliance with accepted financial accounting standards
- Assuring compliance with the recently enacted Sarbanes-Oxley legislation and other SEC regulations, in public companies
- Attending business conferences
- Reporting on the financial well-being of their organization to the CEO, board of directors, stock holders, and regulatory bodies such as the Securities and Exchange Commission (SEC)
- Providing assurance that financial reporting is accurate, error-free, and free from misrepresentation
- Acting as the point of contact with the stock market, business press, and financial analyst community
- CFO may also have information technology (IT) responsibilities, legal responsibilities, human resource responsibilities, organization responsibilities, and more.

As with any senior executive job, long hours, including evenings and weekends, and frequent travel, can be a normal part of the job.

CFO Job Skills

As a senior executive, a CFO is expected to have a broad and varied range of skills. These include:

- Accounting and financial management skills
- Understanding of complex financial concepts
- Attention to detail and facility with numbers
- Effective communications skills
- Strategic thinking and planning skills
- Understanding business processes and operations
- Understanding business strategy
- Understanding of non-financial areas of the business such as information technology and legal
- Understanding industry trends and market forces
- Leadership and motivation skills
- Self-confidence
- Managerial skills

- Integrity, honesty, and high ethical standards
- Sound business skills and judgments
- Ability to assimilate and evaluate large amounts of information
- Decision making skills
- Negotiation skills
- Sales Skills
- Political skills

1.2 Employment Term. The term of this Agreement shall commence as of November 1, 2009 (the "**Effective Date**") and shall continue for 12 months, unless earlier terminated in accordance with Section 4 hereof. The term of Executive's employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the Employment Term, such written notice to be delivered at least thirty (30) days prior to the expiration of the then-effective Employment Term. Upon termination by the Company, Executive is entitled to termination payments pursuant to Section 4 hereof. The period commencing as of the Effective Date and ending 12 months thereafter or such later date to which the term of Executive's employment under the Agreement shall have been extended by mutual written Agreement is referred to herein as the "**Employment Term**." Agreement will be renegotiated at end of 12 months.

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and shall devote such time Executive deems is reasonably necessary to perform his duties hereunder.

1.4 Compensation. Beginning on the first two months will be the probation period to determine if we can cooperate together, the salary is $3,250.00 per month. After the probation period, the third month salary is $4,000.00 until the twelve months. On the salary stock option part, the amount is 5300 shares per month. The stock option will be issued to Mr. Ping Huang at the end of twelve months employment period.

1.5 Other Benefits. During the Employment Term, other Benefits can be provided as deduction to Executive's salary.

1.6 Performance Bonus. Upon successful completion of assigned responsibilities, you shall be eligible for the Performance Bonus up to (US$ XXX or Shares) with the exact amount to be determined by the Company's CEO and President.

1.7 Miscellaneous. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company. Executive shall be entitled to vacation and holidays in accordance with the Company's normal personnel policies for senior level executives.

2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, customer lists and addresses, cost and pricing information, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company. Executive covenants that he will not, unless expressly authorized in writing by the Board of Directors, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information.

Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession.

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Agreement, (i) "**Competing Business**" means the sale, trade, import or export, via the internet, wholesale, retail and any other channels not exclusively named herein, of diamonds and jewelry. and (ii) "**Covered Area**" means all geographical areas of the United States, South America, and other foreign jurisdictions where Company then has offices and/or sells its products

directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

3.2 Non-Solicitation. The Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not divert any business of the Company or any customers or suppliers of the Company and/or the Company's business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4. Termination.

The Company or Executive for any reason may terminate Executive's employment prior to the expiration of the Term ("**Termination**") and all salary and benefits shall cease upon date of Termination.

5. General Provisions.

5.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of the elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.3 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to: Niusule Biotech Corp
1212 S. Fifth St. Unit #G
Monrovia, CA 91016

If to Executive, to: Ping Huang
11123 Klingerman St.
El Monte, CA 91733

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other in the manner specified in this Section.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

5.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

5.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8 Counterparts: Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

NIUSULE BIOTECH CORP

By: Qinghua Hu

QINGHUA HU
Chief Executive Officer

PING HUANG

10/28/2009

X

Ping Huang

By: ______________________

Ping Huang